UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NeuBase Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUBASE THERAPEUTICS, INC.

350 Technology Drive

Pittsburgh, PA 15219

Notice of Adjournment of Special Meeting of Stockholders

* * * IMPORTANT REMINDER TO EXERCISE YOUR RIGHT TO VOTE TODAY * * *

Dear Stockholder:

You recently received your proxy materials relating to proposals to be voted on by stockholders of NeuBase Therapeutics, Inc. (the “Company”, “NeuBase”, “we”, “us” and “our”) at the Special Meeting of Stockholders (the “Special Meeting”) on Monday, May 13, 2024.

This important notice is to inform you that the Special Meeting has been adjourned until May 22, 2024, at 8:30 a.m., Eastern Time, unless otherwise further adjourned, postponed, or delayed, to allow stockholders additional time to exercise their voting rights by submitting their voting instructions.

The Special Meeting will be held exclusively online via live audio-only webcast and the record date for the Special Meeting will remain March 28, 2024.

If you have already voted, we would like to thank you for your vote.

There are two proposals scheduled for a vote at the Special Meeting:

•	Proposal 1: To approve the liquidation and dissolution of the Company (the “Dissolution”) and the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), which, if approved, will authorize the Board of Directors (the “Board”) to liquidate and dissolve the Company in accordance with the Plan of Dissolution (the “Dissolution Proposal”).

•	Proposal 2: To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Dissolution Proposal (the “Adjournment Proposal”).

The Board unanimously determined that the Dissolution was advisable to and in the best interests of the Company and our stockholders and unanimously approved the Dissolution and the Plan of Dissolution. We are asking for your support at the Special Meeting which will reconvene on May 22, 2024.

If the Dissolution Proposal is approved by our stockholders, the Board will have sole discretion to determine if and when (at such time as it deems appropriate following stockholder approval of the Dissolution Proposal) to proceed with the Dissolution. If the Board decides to proceed with the Dissolution, we will liquidate any of the Company’s remaining assets, satisfy or make reasonable provisions for our remaining obligations, and make distributions to our stockholders of available proceeds, if any. The Board intends to seek to distribute funds to our stockholders as quickly as possible, as permitted by the General Corporation Law of the State of Delaware and the Plan of Dissolution, and intends to take all reasonable actions to optimize and distribute value to our stockholders.

However, if we are unable to obtain sufficient votes to approve the Dissolution Proposal at the Special Meeting, we will have to adjourn the Special Meeting again to a subsequent date (to the extent permitted) in order to solicit additional proxies to obtain such approval, which may require that we establish a new record date for the Special Meeting and distribute revised proxy materials to our stockholders for the Special Meeting. Accordingly, if we have to adjourn the Special Meeting again, we will continue to incur substantial legal and other expenses to solicit additional proxies as well as expenses associated with being a public company, despite having no sources of revenue, which will ultimately have the effect of reducing any amounts available for distribution to our stockholders.

If our stockholders do not approve the Dissolution Proposal, we would not be able to continue our business operations and, although we may pursue other alternatives, there can be no assurance that any of these alternatives would result in greater stockholder value than the proposed Dissolution, and any alternative we select may entail additional risks. As disclosed in the proxy materials for the Special Meeting, on August 3, 2023, we announced that, following a comprehensive review of our business, the Board had approved a plan to halt further development of its programs and to conduct a comprehensive exploration of strategic alternatives focused on maximizing shareholder value (the “Strategic Plan”). In connection with the Strategic Plan, we reduced our workforce by approximately 83% across different areas and regions. We have been unable to identify a merger partner or purchaser of our company or our assets. If our stockholders do not approve the Dissolution Proposal, the Board will continue to explore what, if any, alternatives are available for the future of the Company in light of its discontinued business activities; however, those alternatives are likely limited to seeking voluntary dissolution at a later time with potentially diminished assets, seeking bankruptcy protection (should our net assets decline to levels that would require such action) or investing our cash in another operating business. We believe it is unlikely that these alternatives would result in greater stockholder value than the proposed Plan of Dissolution and the Dissolution.

THE BOARD ASKS FOR YOUR SUPPORT AT THE SPECIAL MEETING WHICH WILL RECONVENE ON MAY 22, 2024 AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DISSOLUTION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES NOW SO THAT YOUR VOTE CAN BE TABULATED PRIOR TO THE SPECIAL MEETING.

Thank you for your continued support and for taking the time to vote your shares.

Sincerely,

Todd P. Branning

Interim Chief Executive Officer and Chief Financial Officer